UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1000 Nicollet Mall
Minneapolis, Minnesota 55403
(612) 304-6073

PROXY STATEMENT
Annual Meeting of Shareholders
May 17, 2006

VOTING METHODS

The accompanying Proxy Statement describes important issues affecting Target Corporation (“Target”). If you are a shareholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You may also revoke your proxy any time before the Annual Meeting. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.                BY INTERNET

a.                  Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week.

b.                 Enter the 12-digit number that appears in the box on the right side of the proxy card.

c.                  Follow the simple instructions.

2.                BY TELEPHONE

a.                  On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week.

b.                 Enter the 12-digit number that appears in the box on the right side of the proxy card.

c.                  Follow the simple recorded instructions.

3.                BY MAIL
(Do  not mail the proxy card if you are voting by Internet or telephone.)

a.                  Mark your selections on the proxy card.

b.                 Date and sign your name exactly as it appears on your proxy card.

c.                  Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

ADMISSION POLICY

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting of Shareholders on May 17, 2006. You must have an admission ticket in order to attend the meeting. If you are a shareholder of record and plan to attend the meeting, please contact Target’s Investor Relations department by email at investorrelations@target.com or by telephone at (612) 761-6742 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the meeting, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Investor Relations, Target Corporation, 1000 Nicollet Mall, TPN-1448, Minneapolis, MN 55403 (fax: 612-761-5555 or email: investorrelations@target.com). Requests for admission tickets will be processed in the order in which they are received and must be received no later than May 8, 2006.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	1:00 p.m. Eastern Daylight Time, on Wednesday, May 17, 2006
PLACE	SuperTarget store 3352 Cobb Parkway NW Acworth, Georgia 30101

Acworth Georgia is in the Atlanta metropolitan area and is a convenient distance from the Atlanta Hartsfield Airport. This location allows Target to showcase our latest SuperTarget store design in the latter stages of construction prior to opening. This store is scheduled to open in July 2006. The near-completed construction status of this store also provides sufficient space to accommodate shareholders for our Annual Meeting.

MEETING FORMAT

The meeting will include prepared remarks by our CEO, followed by a live, interactive question and answer session with senior executives. Cameras and recording devices are not permitted at the meeting.

ITEMS OF BUSINESS	(1) To elect four directors for three-year terms.
(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.
(3) To act on the shareholder proposal in this proxy statement, if presented at the meeting.
(4) To act on any other business that may properly come before the meeting.
RECORD DATE	You may vote if you are a shareholder of record at the close of business on March 20, 2006.
ANNUAL REPORT	Our 2005 Annual Report, which is not part of the proxy soliciting material, is enclosed.
PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of these three ways:
(1) VISIT THE WEB SITE shown on your proxy card to vote through the Internet,
(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card, OR
(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.
Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Timothy R. Baer
Corporate Secretary

Approximate Date of Mailing of Proxy
Material: April 10, 2006

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

May 17, 2006

The Board of Directors of Target Corporation solicits the enclosed proxy for the Annual Meeting of Shareholders to be held at the SuperTarget store, 3352 Cobb Parkway NW, Acworth, Georgia, on Wednesday, May 17, 2006, at 1:00 p.m., Eastern Daylight Time, and for any adjournment thereof.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting. In addition, our management will report on Target’s performance during fiscal 2005 and respond to questions from shareholders.

Who may vote?

We have one class of voting shares outstanding. Only shareholders of record at the close of business on the record date, March 20, 2006, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on the record date, at the meeting, or any postponement or adjournment of the meeting. Each share of common stock will have one vote on each matter to be voted on.

Who may attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting of Shareholders on May 17, 2006. If you are a shareholder of record and plan to attend the meeting, please contact Target’s Investor  Relations department by email at investorrelations@target.com or by telephone at (612) 761-6742 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the meeting, you will need to send a written request for a ticket either by regular mail, fax or email, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership to: Investor Relations, Target Corporation, 1000 Nicollet Mall, TPN-1448, Minneapolis, MN 55403 (fax: 612-761-5555 or email: investorrelations@target.com). Requests for admission tickets will be processed in the order in which they are received and must be received no later than May 8, 2006. Cameras and recording devices are not permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 871,024,965 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether there is a quorum.

May I vote by proxy card, by telephone or through the Internet?

You may vote by completing and properly signing the enclosed proxy card and returning it to us in the envelope provided. If you are a registered shareholder (those whose shares are owned in their name and not in “street name”) and attend the meeting, you may deliver your completed proxy card in person. In addition, registered shareholders may vote either by telephone or through the Internet by following the instructions on the inside of the front cover of these materials. “Street name” shareholders who wish to vote at the meeting should follow the instructions on the proxy form received from the institution that holds their shares.

May I vote confidentially?

Yes. Our policy is to treat all shareholder meeting proxies, ballots and voting tabulations of a shareholder confidentially, if the shareholder has requested confidentiality on the proxy or ballot.

If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except (i) to meet applicable legal requirements, (ii) to allow the independent election inspectors to count and certify the results of the vote or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission (SEC). The independent election inspectors may at any time inform us whether or not a shareholder has voted.

May I change my vote?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary at least two business days prior to the Annual Meeting either a notice of revocation or a duly executed proxy bearing a later date. Alternatively, if you have voted by telephone or through the Internet, you may change your vote by calling the toll-free number again and following the instructions, or by accessing the web site and following the instructions. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How does the Board recommend I vote?

Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth in the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

FOR election of the director nominees (see pages 5-12);

FOR ratification of the appointment of Ernst & Young LLP as Target’s independent registered public accounting firm (see page 25); and

AGAINST the shareholder proposal to require disclosure of political contributions (see page 27-28).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

How many votes are required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast is required for the election of Directors. The four nominees receiving the highest number of votes will be elected. For this purpose, a properly executed proxy marked “WITHHELD” with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

Other Items. For ratification of the appointment of our independent registered public accounting firm, the shareholder proposal and any other items that properly come before the meeting, the affirmative vote of the greater of (i) a majority of the outstanding shares of our Common Stock entitled to vote on the item and present in person or by proxy at the Annual Meeting, and (ii) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the Annual Meeting, will be required for approval provided that a quorum is present in person or by proxy. A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In this situation, a “broker non-vote” occurs. Shares constituting broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

What if other matters are presented for determination at the Annual Meeting?

As of the date of this Proxy Statement, we know of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

Who pays the expenses incurred in connection with the solicitation of proxies?

Expenses in connection with the solicitation of proxies will be paid by us. Proxies are being solicited principally by mail, by telephone and through the Internet. We have retained Georgeson Shareholder Communications Inc. to act as a proxy solicitor for a fee estimated to be $20,000, plus reimbursement of out-of-pocket expenses. In addition, our directors, officers and regular employees may solicit proxies personally or by e-mail, telephone, fax or special letter. We may reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of our shares.

How may I get additional copies of the Annual Report?

Our Annual Report for the fiscal year ended January 28, 2006, including financial statements, is enclosed. The Annual Report is also available online at www.target.com (click on “Investors” and “Annual Reports”). For additional printed copies, please contact our Investor Relations representative by e-mail at investorrelations@target.com, by mail at the address listed on the cover of this Proxy Statement, Attention: Investor Relations, by telephone at (612) 761-6736, or online at www.target.com (click on “Investors” and “Request Printed Materials”).

How may I receive materials through the Internet?

As described more specifically in the immediately preceding question, you can obtain copies of our proxy materials, Annual Report and other periodic reports and information under the “Investors” section of our web site, www.target.com. You can also register at this same location to receive e-mail alerts when we post new information on our web site (click on “E-Mail Alerts”).

How may I elect to receive shareholder materials electronically and discontinue my receipt of paper copies?

Shareholders may request electronic delivery of our proxy materials and Annual Report online at www.target.com (click on “Investors” and “Enroll for E-Delivery”). To receive other shareholder information, contact us via e-mail at investorrelations@target.com.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN

	Fiscal Years Ended January
	2001	2002	2003	2004	2005	2006
Target	$100	$117.95	$77.24	$104.70	$140.95	$153.03
S&P 500 Index	100	84.29	65.36	87.95	93.43	103.13
Peer Group	100	104.14	78.17	103.84	114.38	117.89

The graph above compares the cumulative total shareholder return on our common stock for the last five fiscal years with cumulative total return on the S&P 500 Index and a peer group consisting of the companies comprising the S&P 500 Retailing Index and the S&P 500 Food and Drug Retailing Index (the “Peer Group”) over the same period. The graph assumes the investment of $100 in Target common stock, the S&P 500 Index and the Peer Group on January 31, 2001, and reinvestment of all dividends. The Peer Group index consists of 39 general merchandise, food and drug retailers and is weighted by the market capitalization of each component company.

ITEM ONE—ELECTION OF DIRECTORS

Director Nominees

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of four nominees to serve as Class III directors for three-year terms expiring in 2009 and until their successors are elected. The four nominees are Richard M. Kovacevich, George W. Tamke, Solomon D. Trujillo and Robert J. Ulrich. All of the nominees are currently directors.

The Board of Directors has no reason to believe that any of the nominees is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Nominating Committee of our Board of Directors may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy.

General Information About the Board of Directors

Our Restated Articles of Incorporation, as amended, provide that our business and affairs will be managed by, or under the direction of, a Board of Directors consisting of not fewer than five nor more than 21 persons. Directors are divided into three classes. Directors of one class are elected each year for a term of three years. The Board of Directors currently consists of four Class I directors whose terms expire at the 2007 Annual Meeting, three Class II directors whose terms expire at the 2008 Annual Meeting, and four Class III directors whose terms expire at this Annual Meeting.

Following is information regarding the nominees and continuing directors, including information furnished by them as to their principal occupations. See page 13 for a table showing the number of shares of Target common stock beneficially owned by each director as of March 20, 2006.

Director	Principal Occupation and Other Information	Age	Director Since
	Roxanne S. Austin served as Executive Vice President of Hughes Electronics Corp., a provider of digital television entertainment and technology services, and as President and Chief Operating Officer of its subsidiary, DIRECTV, Inc., until December 2003 when Hughes was acquired. She joined Hughes in 1993 and held various positions in finance. In July 1997, she was named Chief Financial Officer of Hughes. In May 2001, she was elected Executive Vice President of Hughes and in June 2001, she was named President and Chief Operating Officer of DIRECTV. She is a director of Abbott Laboratories.	45	2002
Roxanne S. Austin Class II Term expires in 2008
	Calvin Darden served as Senior Vice President of U.S. Operations of United Parcel Service of America, Inc., an express carrier and package delivery company, until his retirement in February 2005. He joined UPS in 1971 and held various operational and managerial positions. In December 1997, he was elected Senior Vice President of Domestic Operations and in January 2000, he was elected Senior Vice President of U.S. Operations. He is a director of Coca-Cola Enterprises, Inc. and Cardinal Health Corp.	56	2003
Calvin Darden Class I Term expires in 2007

	James A. Johnson is Vice Chairman of Perseus, LLC, a merchant banking private equity firm. From December 1999 to April 2001, he served as Chairman and Chief Executive Officer of Johnson Capital Partners. In April 2001, he was elected to his current position. He is a director of Gannett Co., Inc., The Goldman Sachs Group, Inc., KB Home, Temple-Inland Inc. and UnitedHealth Group Incorporated.	62	1996
James A. Johnson Class II Term expires in 2008
	Richard M. Kovacevich is Chairman of the Board and Chief Executive Officer of Wells Fargo & Co., a banking and financial services company. In 1995, he was elected Chairman of the Board and Chief Executive Officer of Norwest Corp., a banking and financial services company, and held that position until Norwest merged with Wells Fargo in 1998, when he was elected President and Chief Executive Officer. In April 2001, he was elected to his current positions. He is also a director of Cargill, Inc. and Cisco Systems, Inc.	62	1996
Richard M. Kovacevich Class III Nominee for term expiring in 2009
	Mary E. Minnick is Executive Vice President and President of Marketing, Strategy and Innovation of The Coca-Cola Company, a manufacturer, marketer and distributor of nonalcoholic beverage concentrates and syrups. She has been employed by The Coca-Cola Company for 22 years and has held various sales, marketing, operations and management positions.	46	2005
Mary E. Minnick Class II Term expires in 2008

	Anne M. Mulcahy is Chairman of the Board and Chief Executive Officer of Xerox Corp., a document management company. She joined Xerox in 1976 and has held various management positions in marketing, human resources and operations. She served as Executive Vice President; President, General Markets Operations from 1998 until May 2000, and President and Chief Operating Officer from May 2000 through July 2001. In August 2001 she was elected Chief Executive Officer and in January 2002 she was elected Chairman of the Board. She is also a director of Citigroup Inc. and Fuji Xerox Co. Ltd.	53	1997
Anne M. Mulcahy Class I Term expires in 2007
	Stephen W. Sanger is Chairman of the Board and Chief Executive Officer of General Mills, Inc., a consumer food products company. He joined General Mills in 1974 and held a series of positions in marketing and management across the company’s consumer food businesses. In 1995, he was elected to his current positions. He is also a director of Wells Fargo & Co.	60	1996
Stephen W. Sanger Class I Term expires in 2007
	Warren R. Staley is Chairman of the Board and Chief Executive Officer of Cargill, Inc., an international marketer, processor and distributor of agricultural, food, financial and industrial products and services. He joined Cargill in 1969 and has held various merchandising, administrative and management positions. He served as President and Chief Executive Officer from June 1999 until August 2000, when he was elected to his current positions. He is also a director of U.S. Bancorp.	63	2001
Warren R. Staley Class I Term expires in 2007

	George W. Tamke is a Partner with Clayton, Dubilier & Rice, Inc., a private investment firm. He served as Vice Chairman and Co-Chief Executive Officer of Emerson Electric Company, a manufacturer of electrical and electronic equipment, from 1999 to February 2000. He assumed his current position in March 2000. He is a director of Culligan Ltd. and The Hertz Corporation.	58	1999
George W. Tamke Class III Nominee for term expiring in 2009
	Solomon D. Trujillo is Chief Executive Officer of Telstra Corporation Limited, a telecommunications company, a position he has held since July 2005. From February 2003 to March 2004 he served as Chief Executive Officer of Orange S.A., a telecommunications company. In November 2000, he was elected Chairman, President and Chief Executive Officer of Graviton, Inc., a wireless communication technology company, a position he held until February 2003. He is a director of Gannett Co., Inc.	54	1994
Solomon D. Trujillo Class III Nominee for term expiring in 2009
	Robert J. Ulrich is Chairman of the Board, Chief Executive Officer and Chairman of the Executive Committee of Target. He began his retailing career as a merchandising trainee in Target’s department store division in 1967 and advanced through various management positions. He became Chairman and Chief Executive Officer of Target Stores in 1987 and was elected Chairman and Chief Executive Officer of Target in 1994. He is also a director of Yum! Brands, Inc.	62	1993
Robert J. Ulrich Class III Nominee for term expiring in 2009

Director Independence

The Board of Directors believes that a preponderance of its members should be independent directors. The Board annually reviews all relationships that directors have with Target to determine whether the directors are independent. If a director has a material relationship with Target, that director is not independent. The listing standards of the New York Stock Exchange (“NYSE”) set forth certain relationships which, if present, preclude a finding of independence. To assist the Board in making its independence determination, the Board has determined that the following relationships will be considered categorically immaterial and will not, by themselves, impair a director’s independence:

•       If the director or any of the director’s immediate family members is an executive officer of another company that does business with Target and the annual payments by Target to, or the receipt of payments by Target from, such other company is less than the greater of (i) $1,000,000 or (ii) two percent of the annual consolidated gross revenues of such other company.

•       If the director is an executive officer of another company to which Target is indebted, if the relationship was entered into in the ordinary course of business and on terms substantially consistent with prevailing market conditions.

•       If the director is an executive officer of a foundation, university or other not-for-profit organization that receives from Target or its foundation contributions less than the greater of (i) $1,000,000 or (ii) two percent of the not-for-profit organization’s aggregate annual charitable receipts during its fiscal year. For this purpose, any automatic matching of employee charitable contributions by Target or its foundation is not included in Target’s contributions for this purpose.

•       If the relationship arises solely from a director’s position as a director, the owner of a less than 10% equity interest, or both such position and ownership, of another entity that has a business relationship with Target.

For relationships not covered by these standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors who satisfy the independence standards set forth above.

In light of the preceding standards, the Board has affirmatively determined that the following directors, who constitute all of the continuing non-management directors and a majority of the Board, either had no relationship with Target or only relationships that are categorically immaterial, and thus meet the requirements for independence: Directors Austin, Darden, Johnson, Kovacevich, Minnick, Mulcahy, Sanger, Staley, Tamke and Trujillo.

Certain Relationships

Curtis J. Ulrich and Jacqueline D. Byers are employees of Target and are children of Robert J. Ulrich. The compensation and benefits received by them were established by Target in accordance with its employment and compensation practices applicable to employees holding comparable positions.

Board Meetings During Fiscal 2005

The Board of Directors met five times during fiscal 2005. All directors attended at least 75% of the aggregate total of meetings of the Board and Board Committees on which the director served during the last fiscal year. At the end of each Board meeting, the non-management directors were given an opportunity to meet without the Chairman of the Board present. We do not have a policy regarding Board member attendance at the Annual Meeting of Shareholders. No director except Mr. Ulrich attended last year’s Annual Meeting of Shareholders.

Board Committees

The Position Descriptions for each of the committees listed below may be found online at www.target.com (click on “Investors,” “Corporate Governance” and “Board Committees”).

Executive Committee

The Executive Committee of the Board of Directors consists of the Chairman of the Board of Target and all of the non-management directors. During the last fiscal year the Executive Committee met one time. The Executive Committee reviews the Compensation Committee’s recommendations on performance and compensation of all senior corporate officers and certain other Target senior executives. As part of their responsibilities, the independent members of the Executive Committee conduct the annual evaluation of our Chief Executive Officer. The Executive Committee also reviews Target’s managerial capabilities and requirements.

Mr. Johnson is the Vice Chairman of the Executive Committee. As Vice Chairman, Mr. Johnson:

•       presides at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of non-management directors;

•       serves as liaison between the Chairman of the Board and the non-management directors;

•       writes the annual performance reviews of the Chief Executive Officer and Chairman of the Board, with input from the other independent members;

•       has an opportunity to review information and agendas sent to the Board and to assure that there is sufficient time for discussion of all agenda items; and

•       has the authority to convene meetings of non-management directors at every meeting.

Nominating Committee

The Nominating Committee of the Board of Directors consists solely of independent directors. The members of the Nominating Committee are Directors Sanger (Chair), Darden, Kovacevich and Tamke. The Nominating Committee held three meetings during the last fiscal year. In addition, members of the Nominating Committee communicated periodically to discuss issues related to Board and Committee nominations. The Nominating Committee identifies individuals qualified to become Board members. The Nominating Committee then considers the qualifications of and recommends each candidate and incumbent for election as a director and nominates candidates to fill Board vacancies.

The Nominating Committee will consider a recommendation by a shareholder of a candidate for election as a Target director. Any shareholder who wishes the Nominating Committee to consider a candidate should submit a written request and related information to our Corporate Secretary on behalf of the Nominating Committee no later than December 31 of the calendar year preceding the next Annual Meeting of Shareholders (currently held in May).

Our Corporate Governance Guidelines (available online at www.target.com; click on “Investors,” “Corporate Governance” and “Governance Guidelines”) set forth the optimal size, balance and rotation of the membership of the Board. These criteria require that a preponderance of the Board should consist of independent directors. Any management representation should be top corporate management and have potential to be Chief Executive Officer. Board members should have broad perspective, experience, knowledge and independence of judgment. Members should represent a predominance of business backgrounds that can bring a different set of experiences and perspectives to the Board. Regional balance is recognized as highly desirable, and a high degree of interest and involvement are prime requisites for membership.

When evaluating prospective director candidates, the Nominating Committee conducts individual evaluations against the criteria stated in the Corporate Governance Guidelines. All director candidates, regardless of the source of their nomination, are evaluated using the same criteria. The Nominating Committee has retained two third party search firms to assist in identifying potential director candidates.

Compensation Committee

The Compensation Committee of the Board of Directors consists solely of independent directors. The members of the Compensation Committee are Directors Johnson (Chair), Darden, Sanger, Staley and

Trujillo. The Compensation Committee held three meetings during the last fiscal year. The Compensation Committee reviews management proposals regarding compensation programs, plans and guidelines. The Compensation Committee reviews and approves goals and objectives relevant to executive compensation, reviews the performance of all senior corporate officers and certain other senior executives within the Corporation and recommends their compensation to the independent members of the Executive Committee based on their performance against those goals and objectives. The Compensation Committee also determines awards and payouts under our long-term incentive plan and makes determinations regarding short-term incentive compensation for senior executives. The duties and activities of the Compensation Committee are further described in the Report of the Compensation Committee on Executive Compensation on page 21.

Audit Committee

The Audit Committee of the Board of Directors consists solely of independent directors. The members of the Audit Committee are Directors Austin (Chair), Kovacevich, Mulcahy and Tamke. The Audit Committee held six meetings during the last fiscal year. The Audit Committee assists the Board with the oversight of the integrity of Target’s financial statements and internal controls, compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent” and qualify as “audit committee financial experts” for purposes of applicable NYSE and SEC rules. The duties and activities of the Audit Committee are further described in the Report of the Audit Committee on page 26.

Finance Committee

The Finance Committee of the Board of Directors consists solely of independent directors. The members of the Finance Committee are Directors Mulcahy (Chair), Austin, Minnick and Tamke. The Finance Committee held two meetings during the last fiscal year. The Finance Committee reviews our financial policies, our dividend policy, our performance objectives, our financing requirements, our compliance with indenture covenants and the investment policies of our employee benefit plans.

Corporate Responsibility Committee

The Corporate Responsibility Committee of the Board of Directors consists solely of independent directors. The members of the Corporate Responsibility Committee are Directors Trujillo (Chair), Darden, Johnson, Minnick and Staley. The Corporate Responsibility Committee held one meeting during the last fiscal year. The Corporate Responsibility Committee reviews and evaluates our public affairs and community development programs. The Corporate Responsibility Committee also reviews and evaluates our community giving programs and those of the Target Foundation.

Corporate Governance Committee

The Corporate Governance Committee of the Board of Directors consists of all of the non-management directors. Mr. Johnson is Chairman of the Corporate Governance Committee. The Corporate Governance Committee held one meeting during the last fiscal year. The Corporate Governance Committee oversees our corporate governance programs and develops and recommends our corporate governance principles.

Shareholder Communications with Directors

Shareholders seeking to communicate with any individual member or group of the Board of Directors may send correspondence to Target Board of Directors, c/o General Counsel and Corporate Secretary, 1000 Nicollet Mall, TPS-3255, Minneapolis, Minnesota 55403 or may send an e-mail to

boardofdirectors@target.com. Communications directed to Board members will be sent to the General Counsel and Corporate Secretary, who has been instructed by the Board to forward all communications except those that are clearly unrelated to Board or shareholder matters.

Director Compensation

Our compensation program for non-employee directors was revised effective as of January 1, 2006, and currently provides for annual compensation as follows:

•       Cash retainer of $80,000, paid quarterly;

•       Grant of stock options having a face value of $200,000 on the date of grant. All options are granted at fair market value as of the grant date, which occurs in January of each year; and

•       Grant of restricted stock units (RSUs) with a face value of $65,000. RSUs generally vest over a three-year period and are settled in shares of Target common stock after the director’s departure from the Board. Dividend equivalents will accrue as additional RSUs. RSUs are granted in June of each year.

In lieu of receiving the annual compensation described above, a director may choose to receive his or her annual compensation in one of the following two forms: (1) an award of RSUs with a face value of $215,000. One-half of the RSUs are granted in January, and the balance in June; or (2) if the director has satisfied Target’s stock ownership guidelines for directors, a grant of stock options having a face value of $615,000 on the date of grant. One-half of the options are granted in January, and the balance in June.

In addition to the annual compensation described above, newly-elected non-employee directors receive a one-time award of RSUs with a face value of $50,000 upon joining the Board. Directors who are employed by Target are not separately compensated for their service on the Board.

The chairpersons of the Audit and Compensation Committees receive additional annual compensation of $25,000 and $15,000, respectively, and the Vice Chairman of the Executive Committee receives an additional $10,000. These additional amounts are paid in cash unless a director has elected to receive his or her annual compensation in RSUs or stock options. If RSUs are elected, the director receives additional RSUs with a face value equal to this additional annual compensation. If the director has elected to be compensated in stock options, the additional amount is awarded in stock options having a face value of $75,000 for the Audit Committee Chair, $45,000 for the Compensation Committee Chair and $30,000 for the Vice Chairman of the Executive Committee.

All non-employee directors also receive a 10% discount on merchandise purchased at Target stores and Target.com, and are provided with $100,000 of accidental death life insurance.

Directors may defer receipt of all or a portion of any cash retainer they would otherwise receive. If they do, their deferred fees are indexed to the investment alternatives chosen by them from the funds offered by Target’s 401(k) Plan, plus an additional 2% approximate annual return during their period of service as directors. In addition, non-employee directors who were elected prior to 1997 are eligible to receive a lump sum payment following retirement under our previous director retirement program, which was terminated in 1996. Directors who joined the Board after 1996 are not eligible for this benefit. The lump sum payment is equal to the present value of the product of the annual directors’ fee in effect in 1996 ($25,000) and the individual director’s number of years of service through 1996. There are four active directors eligible to receive a benefit under this program, with current benefit values ranging from $3,964 to $52,490.

Share Ownership of Directors and Officers

In January 2004 our Board of Directors approved stock ownership guidelines that require senior executives to own a multiple of their salary in Target stock. The guidelines are five times salary for the CEO, three times salary for executive officers and one times salary for all other senior vice presidents. In addition, directors are expected to own stock equal to or greater than three times the annual cash retainer. For purposes of these guidelines, shares counted towards ownership include shares owned directly or indirectly through our 401(k) plan and vested common stock equivalents, which consist of restricted stock units, deferred performance share units and deferred compensation balances that are indexed to Target common stock. Executives and directors have a period of five years to reach the specified levels of ownership. If an executive officer is not in compliance by the deadline, the executive or director must hold any shares acquired on exercise of stock options (net of the exercise price and applicable taxes) until compliance is achieved.

Set forth below is information regarding the shares of Target common stock (our only outstanding class of equity securities) owned beneficially on March 20, 2006 (except as otherwise noted) by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 15, and all Target directors and executive officers as a group.

Name of Individual or Number of Persons in Group	Number of Shares Beneficially Owned(1)		Common Stock Equivalents(9)	Total Shares and Common Stock Equivalents Owned	Options Exercisable within 60 Days(2)
Roxanne S. Austin	2,388		0	2,388	31,770
Calvin Darden	2,901		656	3,557	18,551
James A. Johnson	17,116		0	17,116	88,939
Richard M. Kovacevich	61,074		0	61,074	81,883
Mary E. Minnick	886		2,367	3,253	0
Anne M. Mulcahy	7,114		5,752	12,866	8,093
Stephen W. Sanger	15,393		11,591	26,984	81,883
Warren R. Staley	3,057		194	3,251	41,574
George W. Tamke	10,334		0	10,334	62,205
Solomon D. Trujillo	27,174		0	27,174	81,883
Robert J. Ulrich(3)	783,074	(4)(5)	0	783,074	4,655,301
Gregg W. Steinhafel(3)	141,901	(4)(5)(8)	217	142,118	825,465
Douglas A. Scovanner(3)	83,328	(4)(5)(6)	0	83,328	518,494
Bart Butzer(3)	74,342	(4)(5)(7)	0	74,342	381,241
Todd V. Blackwell(3)	228	(5)	1	229	342,629
All directors and executive officers as a group (21 persons)	1,272,666	(5)	33,975	1,306,641	7,787,076

(1)          All persons listed individually own less than 1% of Target’s outstanding common stock. All directors and executive officers as a group own 1.04% of Target’s outstanding common stock. The persons listed have sole voting and investment power with respect to the shares listed except that Director Johnson has shared voting and investment power over 11,128 shares and Director Trujillo has shared voting and investment power over 12,648 shares.

(2)          Includes shares of common stock that the named individuals may acquire on or before May 19, 2006 pursuant to options held by them under our long-term incentive plans.

(3)          Executive officer named in the Summary Compensation Table.

(4)          Includes restricted and performance based stock awards that remain subject to forfeiture if the executive’s employment terminates prior to age 55 or if the executive does not comply with advance notice of resignation requirements. These share totals are as follows: Mr. Ulrich—348,657; Mr. Steinhafel—106,016; Mr. Scovanner—53,724; and Mr. Butzer—49,708.

(5)          Includes shares of common stock owned by executive officers in the Target 401(k) Plan as of January 28, 2006.

(6)          Includes 3,000 shares of common stock held in a trust for which Mr. Scovanner is the sole trustee. Mr. Scovanner disclaims beneficial ownership of such shares.

(7)          Includes 28 shares of common stock owned by Mr. Butzer’s wife as to which he disclaims beneficial ownership.

(8)          Includes 6,000 shares of common stock held by a family foundation which Mr. Steinhafel controls.

(9)          These amounts represent the share equivalents held by executive officers and directors under Target’s deferred compensation plans as of January 28, 2006, the terms of which permit participants to index all or a portion of their account balances to Target common stock. In addition, for directors, the amount includes restricted stock units that have been granted under our director compensation program.

Largest Owners of Target’s Shares

The table below sets forth certain information as to each person or entity known to us to be the beneficial owner of more than five percent of any class of our voting securities:

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class
Capital Research and Management Company	124,990,800(	1)	14.2%
333 South Hope Street Los Angeles, CA 90071
State Street Bank and Trust Company	77,752,956(	2)	8.8%
225 Franklin Street Boston, Massachusetts 02110
AXA Financial, Inc.	46,219,177(	3)	5.3%
1290 Avenue of the Americas New York, New York 10104

(1)          Capital Research and Management Company (“Capital Research”) reported its beneficial ownership on a Schedule 13G filed with the SEC on February 10, 2006. The filing indicates that as of December 31, 2005, Capital Research had sole voting power for 34,840,800 shares, shared voting power for 0 shares, sole dispositive power for 124,990,800 shares and shared dispositive power for 0 shares.

(2)          State Street Bank and Trust Company (“State Street”), trustee under Target’s 401(k) Plan, reported its beneficial ownership on a Schedule 13G filed with the SEC on February 13, 2006. The filing indicates that as of December 31, 2005, State Street had sole voting power for 24,300,638 shares, shared voting power for 53,452,288 shares, sole dispositive power for 0 shares and shared dispositive power for 77,752,926 shares.

(3)          AXA Financial, Inc. and its affiliates (“AXA”) reported beneficial ownership under a joint schedule 13G filed with the SEC on February 14, 2006. The filing indicates that as of December 31, 2005, AXA had sole voting power for 27,105,410 shares, shared voting power for 2,824,330 shares, sole dispositive power for 46,203,543 shares and shared dispositive power for 15,634 shares.

Executive Compensation

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation(1)			Awards(3)(4)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(2)	Securities Underlying Options(#)	All Other Compensation ($)(5)(6)
Robert J. Ulrich	2005	1,557,692	6,500,000	205,899	379,771	1,847,161
Chairman and	2004	1,573,925	5,000,000	—	368,198	1,308,299
Chief Executive Officer	2003	1,571,925	3,300,000	—	270,589	1,211,707
Gregg W. Steinhafel	2005	1,014,615	1,161,996	56,624	122,268	426,014
President	2004	947,397	854,195	—	101,154	363,699
	2003	922,466	691,537	—	75,817	343,721
Douglas A. Scovanner	2005	776,538	842,967	—	101,890	263,214
Executive Vice	2004	757,418	632,040	—	80,923	214,505
President and Chief	2003	716,582	379,100	—	67,974	196,391
Financial Officer
Bart Butzer	2005	710,000	809,247	—	0	155,560
Executive	2004	717,978	618,100	—	60,692	136,633
Vice President	2003	663,178	494,224	—	50,981	147,024
Todd V. Blackwell	2005	700,962	799,752	53,731	88,922	84,720
Executive Vice	2004	685,617	632,040	—	74,854	65,452
President(7)	2003	597,781	379,100	—	59,478	64,504

(1)          Certain of the five named executive officers deferred receipt of their salary and bonus through the Target Senior Management Group Executive Deferred Compensation Plan (the “SMG EDCP”), which is a part of Target’s broader deferred compensation program that allows all participants to elect to defer a portion of their annual base salary and bonus. See footnote (6) below for additional details regarding the SMG EDCP.

(2)          Amounts represent the aggregate incremental cost to Target of providing certain personal benefits to the named executive officer if the aggregate incremental cost is in excess of $50,000. Items that represent 25% or more of the total for each officer are: Mr. Ulrich—$102,668 for reimbursement of financial counseling expenses; Mr. Steinhafel—$45,430 for company provided car; and Mr. Blackwell—$44,271 for company provided car. We also provide on-site parking and an exercise room for a limited group of management employees, including executive officers, the incremental cost of which cannot be determined.

(3)          No restricted stock awards were made in fiscal 2005. Certain restricted and performance based stock awards granted prior to 1996 remain subject to forfeiture if the executive’s employment terminates prior to age 55 or if the executive does not comply with advance notice of resignation requirements for termination after age 55. The number and value of such awards at the end of fiscal 2005 (based on the closing price of $54.17 per share at the end of the fiscal year) were as follows:

	Number	Value
Robert J. Ulrich	435,456	$23,588,652
Gregg W. Steinhafel	106,016	$5,742,887
Douglas A. Scovanner	53,724	$2,910,229
Bart Butzer	49,708	$2,692,682
Todd V. Blackwell	0	$0

Holders of these shares are entitled to dividends.

(4)          Performance share unit awards were granted in fiscal 2005 and are reported in the table on page 18. Payouts under these awards, if any, will be reported in this column after completion of the respective performance periods.

(5)          Target maintains an Excess Long-Term Disability Plan for certain key executives, including the named executive officers. The program, when combined with the broad-based group program, is designed to provide disability income of approximately 80% at a compensation level of $200,000 per year, decreasing as a percentage of pay according to a sliding scale to approximately 40% at a compensation level of $2,000,000 per year. No compensation is assumed for this program since our incremental cost for this benefit cannot be determined actuarially.

(6)          The amounts reported include the following:

•        Matching contributions to the Target 401(k) Plan, which all participating employees receive.

•        Amounts credited to the SMG EDCP for matching and other contributions not made to the Target 401(k) Plan because of limitations imposed by the Internal Revenue Code (collectively referred to as the “Restored Match”).

•        Amounts categorized by the SEC as reportable above-market earnings on compensation deferred in the SMG EDCP and its predecessor deferred compensation plan (the “Old Deferred Compensation Plan” or “ODCP”). Under the SMG EDCP, participants elect to have their deferred amounts indexed to an array of managed funds, which mirror the funds offered in the Target 401(k) Plan. During active employment, Target credits an additional 2% approximate annual return to all participants’ deferred balances. The ODCP was frozen in 1996, and no deferrals or new participants were allowed after that date. However, the plan balances of existing participants continue to earn a return set by the terms of the ODCP, which is based on a benchmark corporate bond index plus an additional 6% approximate annual return, both during active employment and following a qualifying retirement. The amounts reported consist of the additional 2% and 6% returns credited under these plans respectively. All amounts deferred into and accrued under these deferred compensation plans represent unfunded, general unsecured obligations of Target.

•        Cost of insurance for Life Insurance Program and Executive Survivor Benefit Program paid by Target.

The table below sets forth the amounts of these items for each officer in the summary compensation table:

	Mr. Ulrich	Mr. Steinhafel	Mr. Scovanner	Mr. Butzer	Mr. Blackwell
401(k) match	$10,509	$9,898	$9,549	$10,603	$10,603
Restored match	317,369	82,374	59,403	55,823	56,067
Reportable earnings—SMG EDCP and ODCP	1,514,257	332,164	193,020	87,947	17,275
Life insurance	5,026	1,578	1,242	1,187	775
Total	$1,847,161	$426,014	$263,214	$155,560	$84,720

(7)          Mr. Blackwell’s employment with Target ended subsequent to the end of the fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)(1)(2)	% of Total Options Granted to Employees in Fiscal Year(%)	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value(3)
Robert J. Ulrich	379,771	9.47	53.98	1/11/16	$6,444,714
Gregg W. Steinhafel	122,268	3.05	53.98	1/11/16	$2,074,888
Douglas A. Scovanner	101,890	2.54	53.98	1/11/16	$1,729,073
Bart Butzer	0	0	N/A	N/A	N/A
Todd V. Blackwell(4)	88,922	2.22	53.98	1/11/16	$1,509,006

(1)          Each option was granted at the volume weighted average price of Target common stock on the date of grant and has a 10-year term. The options are exercisable 25% on the first anniversary of the date of grant, with an additional 25% becoming exercisable on each of the next three anniversaries of the date of grant. Options are transferable during the life of the recipient to certain family members and family-controlled entities.

(2)          Granted January 11, 2006.

(3)          The grant date present value is based upon a Black-Scholes valuation of $16.97 per option, utilizing the following assumptions: volatility—27%; expected life—5.5 years; dividend yield—.75%; and risk-free interest rate—5.5%. The model that derives this valuation is the same as the model used in accounting for all employee stock options in our financial statements. The value of these option grants is dependent on the future price of our common stock.

(4)          Mr. Blackwell’s options that were granted in fiscal 2005 expired in connection with the end of his employment.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(2)
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Ulrich	750,000	34,915,425	4,655,301	928,154	133,149,681	6,809,211
Gregg W. Steinhafel	300,000	9,566,620	825,465	268,264	16,301,929	1,756,751
Douglas A. Scovanner	105,000	3,531,820	518,494	220,736	9,890,215	1,425,926
Bart Butzer	142,607	4,490,185	381,241	92,491	6,776,749	1,135,187
Todd V. Blackwell(3)	29,542	679,726	352,629	196,283	6,589,354	1,270,059

(1)          Fair market value on exercise date less exercise price.

(2)          Value based on January 27, 2006 closing price of $54.17 per share multiplied by the number of options held by the executive on that date, less the aggregate exercise price.

(3)          Mr. Blackwell’s unexercisable options expired in connection with the end of his employment.

PERFORMANCE SHARE UNIT AWARDS GRANTED IN LAST FISCAL YEAR

Certain of the named executive officers were awarded the right to earn shares of our common stock (“Performance Share Units”) under the LTIP. Actual payouts of these Performance Share Units, if any, will be determined by a formula which measures our performance over the applicable performance period. For grants made in fiscal 2005, compound annual revenue growth and compound annual earnings per share growth over a three-year period will be used to measure performance. If our minimum performance in both measures is below each measure’s applicable threshold level, then no shares will be earned. To the extent our performance on either or both measures exceeds the applicable threshold performance level, a varying amount of shares up to the maximum will be earned.

			Estimated Future Payouts (in number of shares)
Name	Performance Period	Minimum	Threshold(2)	Target(3)	Maximum
Robert J. Ulrich	FY 2006-2008	0	N/A	137,088	205,632
Gregg W. Steinhafel	FY 2006-2008	0	N/A	44,461	66,692
Douglas A. Scovanner	FY 2006-2008	0	N/A	37,051	55,577
Bart Butzer	FY 2006-2008	0	N/A	0	0
Todd V. Blackwell(1)	FY 2006-2008	0	N/A	0	0

(1)          Mr. Blackwell’s performance share units expired in connection with the end of his employment.

(2)          The number of shares that can be earned ranges from zero to the stated maximum. Accordingly, a threshold payout level is not meaningful.

(3)          The target number of shares that may be earned represents the number of shares to be earned if our compound annual revenue and EPS growth rates over the three-year performance period are 11% and 15%, respectively.

EMPLOYMENT CONTRACTS, SEVERANCE ARRANGEMENTS
AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

No officer is a party to an employment contract with Target.

Severance Arrangements

We maintain income continuance policies for our officers that provide limited income continuation in the event of a qualifying involuntary termination of employment. These policies provide income continuation (current salary and average of three most recent bonuses) for a period from 12 months to 24 months, based on a schedule which provides longer income continuation to those participants with higher grade levels. The officers listed in the Summary Compensation Table are all eligible for 24 months of income continuation under these policies.

These policies require that participants provide us a release of claims and include offset provisions for compensation received from certain competitive employers during the income continuation period. They also include non-disparagement provisions and other requirements, and provide that the policies cannot be terminated or amended to reduce future benefits unless two years’ prior notice is given to the participants.

Amounts Paid Upon Termination

When an executive’s employment with Target terminates, the executive receives payments in accordance with the specific terms under each of our deferred compensation plans, the Target 401(k) Plan and our pension plans. Executives may also be entitled to exercise previously granted stock options that are then outstanding and, in certain circumstances, receive previously granted performance shares and restricted stock under our long-term incentive plans that are then outstanding.

Change-in-Control Provisions

Our long-term incentive plans and employee benefit plans generally provide for vesting of benefits upon a “change-in-control” of Target, as defined in each applicable plan. The income continuation policies provide that an executive who terminates employment or whose employment is terminated within two years of a change-in-control will be paid the present value of payments owed under these policies immediately after termination. Performance share awards provide for pro rata payouts of outstanding awards 10 days after a change-in-control. Stock options issued prior to May 19, 2004 become immediately exercisable upon a change-in-control. Stock options issued after May 19, 2004 generally provide for accelerated vesting only if an executive’s employment is terminated under specified qualifying circumstances within two years following a change-in-control.

PENSION PLANS

All executive officers and other employees of Target and its subsidiaries who have worked over 1,000 hours in a year and are at least 21 years of age are covered by our qualified pension plans. The following table shows the annual benefits under our pension plans at age 65, on a life-only basis, given the years of service and compensation levels set forth below. Effective January 1, 2003, we amended our qualified pension plans to include a Personal Pension Account feature for certain electing employees and employees who became participants in the plan on or after January 1, 2003. None of the executive officers named in the Summary Compensation Table participate in the Personal Pension Account feature of the plan.

Pension Plan Table

Average Compensation	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service	35 Years of Service	40 Years of Service
$500,000	92,325	123,100	153,875	160,125	166,375	172,625
1,000,000	189,825	253,100	316,375	328,875	341,375	353,875
1,500,000	287,325	383,100	478,875	497,625	516,375	535,125
2,000,000	384,825	513,100	641,375	666,375	691,375	716,375
2,500,000	482,325	643,100	803,875	835,125	866,375	897,625
3,000,000	579,825	773,100	966,375	1,003,875	1,041,375	1,078,875
3,500,000	677,325	903,100	1,128,875	1,172,625	1,216,375	1,260,125
4,000,000	774,825	1,033,100	1,291,375	1,341,375	1,391,375	1,441,375
4,500,000	872,325	1,163,100	1,453,875	1,510,125	1,566,375	1,622,625
5,000,000	969,825	1,293,100	1,616,375	1,678,875	1,741,375	1,803,875
5,500,000	1,067,325	1,423,100	1,778,875	1,847,625	1,916,375	1,985,125
6,000,000	1,164,825	1,553,100	1,941,375	2,016,375	2,091,375	2,166,375
6,500,000	1,262,325	1,683,100	2,103,875	2,185,125	2,266,375	2,347,625
7,000,000	1,359,825	1,813,100	2,266,375	2,353,875	2,441,375	2,528,875
7,500,000	1,457,325	1,943,100	2,428,875	2,522,625	2,616,375	2,710,125
8,000,000	1,554,825	2,073,100	2,591,375	2,691,375	2,791,375	2,891,375

Currently, under the Employee Retirement Income Security Act, as amended (“ERISA”), the maximum annual amount that can be paid under the qualified pension plans to any individual is $175,000, unless grandfathered under prior limits. Amounts in excess of that maximum are paid under separate plans. These supplemental plans use substantially the same formula as the qualified pension plans to pay benefits on compensation that is excluded from the qualified plans formula by ERISA. The supplemental plans may, at the discretion of the Board of Directors, treat certain officers as being five years older, but not older than 65, for purposes of the actuarial reduction of pension benefits at early retirement.

The pension table reflects amounts payable under our qualified pension plans and the supplemental plans. The years of present credited service for benefit purposes of our named executive officers are as follows: Executives Ulrich, 38 years; Steinhafel, 26 years; Scovanner, 12 years; Butzer, 23 years; and Blackwell, 20 years. Average Compensation is the average cash remuneration, including deferred compensation, for the highest five calendar years of credited service in the last 10 years. The compensation reflected in the “Salary” and “Bonus” columns of the Summary Compensation Table are the amounts generally used to calculate Average Compensation. If the employment of a participant is terminated prior to age 55, his or her pension may be less than the amount shown in the table, even if commencement of benefit payments is deferred until age 65. The actual amounts payable from the qualified pension plans are not subject to any deductions for Social Security benefits or other offset amounts.

During 2002, the supplemental plans were amended to convert previously accrued benefits under those plans to an actuarial equivalent lump sum credit and transfer that actuarial equivalent lump sum credit to the executive’s account under the SMG EDCP. These transferred credits (which are no longer payable as benefits from the supplemental plans) are payable from the SMG EDCP, pursuant to the executive’s election, in a lump sum or installments of five or 10 years, commencing immediately after termination of employment or one year following termination of employment. In each subsequent year, an updated actuarial equivalent lump sum calculation will be made under the supplemental plans and compared to the previous transfers from those plans, increased by an assumed rate of return. If the updated lump sum amount is greater than the prior transfers (as adjusted by the assumed earnings rate), an additional transfer and credit will be made to the executive’s account under the SMG EDCP; if the updated lump sum amount is smaller, the difference is deducted from the prior transfers and a corresponding debit is made to the executive’s account under the SMG EDCP. The essence of the transaction is that it provides more investment discretion to our executives. If the executive invests the conversion amounts in the stable value fund, the executive would have the same actuarial benefit as if the benefit had been paid from the supplemental plans at termination of employment.

In addition to the qualified pension plans and supplemental plans, the named executive officers had participated in our Executive Survivor Benefit Program (“ESBP”) whereby such person’s surviving spouse (or in the case of an officer who is single at retirement, that person’s designated beneficiary) would receive the equivalent of a joint and 100% surviving spouse option, as calculated under the qualified pension plan, but without reference to compensation limits, payable to the officer’s spouse or designated beneficiary for as long as he or she lives. Similar to the supplemental pension plans, this benefit was converted in 2002 to an actuarial lump sum credit to the participants’ SMG EDCP accounts, and Target had been adjusting this amount annually since that time. In fiscal 2005 the ESBP was eliminated for all executive officers except Mr. Butzer, who continues to participate in the ESBP. In exchange for the termination of this benefit, Target provided the executive officers with a credit to their SMG EDCP accounts in an amount equal to the excess of the estimated actuarial present value of the executive survivor benefit over previous years’ credits to participants’ SMG EDCP accounts. This additional credit, together with previous years’ credits, were fully vested in connection with the termination. The amount provided in exchange for the termination of this benefit to each executive officer who is a named executive officer in the summary compensation table was: Mr. Ulrich $676,314; Mr. Steinhafel $713,913; Mr. Scovanner $298,544; and Mr. Blackwell $132,081.

Report of the Compensation Committee on Executive Compensation

General

The Committee is responsible for approving and recommending to the independent members of the Executive Committee of the Board of Directors the total compensation plans for the Board of Directors, Target’s executive officers and other senior officers. The total compensation plan for executive officers includes base salary, short-term incentive compensation, long-term incentive compensation and other benefits. Pursuant to Target’s pay-for-performance philosophy, the compensation policies established by the Committee are designed so that a significant portion of each executive officer’s total compensation is contingent on Target’s financial performance. The Committee also reviews the manner in which Target’s compensation and benefit plans will operate under various termination of employment scenarios.

The Committee utilizes an independent consultant, who reports directly to the Committee, to assist in the review and planning of executive compensation. The independent consultant’s responsibilities include reviewing and making recommendations related to the compensation of the CEO and executive officers, advising on best practices in executive compensation of well-governed companies and advising on the latest trends in executive compensation in both retail and general industry. The independent consultant reviewed Target’s executive compensation philosophy and plans and has provided the Compensation Committee with its opinion that Target’s overall executive compensation program is consistent and reasonable with respect to prevailing practices, and further, is significantly performance-based.

In addition to the advice of the independent consultant, the Committee uses comprehensive survey data prepared by a separate independent compensation consultant covering a representative group of employers in retail and general industry throughout the United States (the “Survey Group”). Many of the companies included in the Peer Group in the stock performance graph are included in the Survey Group.

Base Salary

Base salaries of executive officers are set at approximately the 60th percentile of the Survey Group, adjusted for the size of the companies. Increases in base salary result from promotional increases reflecting job scope changes and from merit increases determined by the executive’s personal performance and the executive’s position in the salary range for his or her position.

Short-Term Incentive Compensation

Target’s Executive Short-Term Incentive Plan (referred to generally as the “STIP”) is the primary vehicle by which annual performance based compensation opportunities are provided to senior management. The STIP was approved by shareholders in 2002, and permits the Committee to select, on an annual basis, the performance measures it believes are most appropriate to provide incentives to management. Under the terms of the STIP, the maximum incentive payout to any officer subject to Section 162(m) of the Internal Revenue Code is 400% of that person’s salary and, for this purpose, the person’s salary may not exceed 200% of the fiscal 2001 salary of the CEO as reported in the proxy statement for the 2002 Annual Meeting of Shareholders. The Committee’s use of the STIP can be explained by a chronological view, as follows:

Beginning of fiscal year.   At the beginning of fiscal 2005, the Committee selected EBIT (earnings before interest and taxes) and EVA (economic value added) as the financial performance measures to be used for the executive officers named in the summary compensation table. EBIT replaced PTOC (pre-tax operating contribution) as our profit benchmark in 2005 as we believe that EBIT is a more recognized profit measure used in the external financial community and is consistent with how our shareholders evaluate Target. EVA is a measurement of pre-tax earnings less a specified cost of capital charge. When EVA is positive, we believe we are generating value which will inure to our shareholders.

After selecting the performance measures, the Committee uses specific dollar levels for each of EBIT and EVA, which are set by the independent members of the Board of Directors, to establish a level of goal performance for these measures. The Committee believes that these goals are set at levels which represent meaningful performance goals for management, and if achieved, will produce results that benefit shareholders. After setting the goal levels of performance, a financial “scoring matrix” is approved which assigns a score to various levels of performance at, above or below the goal.

In addition to the objective financial performance measures, a portion of the STIP is based on a personal score for each officer other than the CEO. The personal score is based on each executive’s performance against his or her individual objectives for the year.

The total STIP payout opportunity is based on a combination of the two objective financial performance measures described above and the executive’s personal score. The amount of the payout is determined by a “payout matrix,” which aligns the scores for each of the three components with a bonus payout expressed as a percentage of the base salary midpoint for each executive’s position (other than the CEO). The payout matrix is designed such that if financial performance is at goal level, the payout for executive officers (other than the CEO) is slightly above 50% of the executive’s base salary midpoint.

End of fiscal year.   Following the completion of the fiscal year, the Committee reviews the financial results and approves the financial scores and the personal scores for each executive officer. The payouts resulting from these scores are prescribed by the previously approved payout matrix. Target’s EBIT financial performance for fiscal 2005 was 20% above the previous year and Target’s EVA financial performance was 37% above the previous year. Both measures also performed ahead of 2005 goals.

Long-Term Incentive Compensation

Target’s Long Term Incentive Plan (“LTIP”) is used to provide equity-based compensation awards to management and other eligible employees. The LTIP was approved by shareholders in 2004, and permits the Committee to use a variety of award types, including stock options, performance shares, restricted stock and restricted stock units. The Committee determined in 2005 that awards to executive officers would consist of both performance share units and stock options.

Before determining the size of individual awards, the Committee reviewed market data from the Survey Group, and also considered the dilution effects of new awards. Based on this review, the Committee approved an aggregate long-term incentive award pool for 2005 awards to all eligible employees (officers and non-officers) that could result in approximately 0.5% dilution to shareholders, which is substantially below the median of the Survey Group. From the aggregate award pool, the Committee then approves individual awards to executive officers. The size of awards for each executive officer is set at a level between the median and 75th percentile for comparable positions within the Survey Group, and is based on the individual’s performance and the Committee’s judgment. Under the terms of the LTIP, no more than 4,000,000 stock options or 700,000 performance share awards may be granted to any one person during any consecutive 36-month period.

The principal terms of the two types of awards used in fiscal 2005 are described below:

Stock Options.   Stock options were granted at the market value of the underlying Common Stock on the date of grant and have a 10-year term. The options are generally exercisable 25% after the first year, with an additional 25% exercisable after each of the next three years. To encourage continued service and to assist with orderly succession planning, option holders can qualify for an extended post-termination exercise period of up to five years (but not to exceed the ten-year term of the option) if they have at least 15 years of service and comply with specified advance notice of resignation requirements.

Performance Share Units.   Performance share units represent the right to receive a specified number of shares based on Target’s financial performance over a three-year period. For performance share unit awards made in fiscal 2005, the Committee chose compound annual revenue growth and compound annual earnings per share growth as the measures on which these shares can be earned. These measures were chosen because the Committee believes that revenue growth is an appropriate proxy for market share growth, and EPS growth is directly related to management’s ability to achieve profitable growth. The terms of the award permit payout of a range of shares based on actual performance measured against pre-established goals for revenue and EPS growth rates.

The final determination of the number of shares earned, if any, will occur in 2009, after the completion of the three-year performance period. Payouts, if any, will be made in common stock, after tax withholding. Recipients of performance share unit awards are able to elect to defer receipt of any shares that may become payable under the award. Consistent with the terms of stock options, to encourage continued service and orderly succession planning, holders of performance unit awards can qualify to retain the award following termination of employment if they meet specified length of service, minimum service during the performance period and advance notice of resignation requirements. Participants do not have voting or dividend rights during the performance period.

Other Benefits and Perquisites

Executive officers are entitled to the same benefits that are made available to management employees generally, including medical and dental coverage and a merchandise discount. We provide certain perquisites to our senior executives, which we believe are reasonable and modest in amount. The Committee and the Audit Committee receive periodic reports on executive perquisites.

CEO Compensation

Mr. Ulrich’s base salary and long-term incentive awards for fiscal 2005 were determined based on the factors described above for executive officers as a group. In January of 2006, the Committee approved a 6.67% increase in Mr. Ulrich’s base salary, to take effect at the beginning of fiscal 2006, which was his first base salary increase since fiscal 2003.

Mr. Ulrich’s annual bonus amount is determined in a slightly different manner than other executive officers. Mr. Ulrich participates in the financial performance portion of the STIP, and thus receives an incentive opportunity based on the same performance measures (EBIT and EVA) as other officers. If actual financial performance is at goal level, Mr. Ulrich’s payout is approximately 150% of his base salary. For the personal performance bonus component, rather than using a personal score linked to a pre-determined payout matrix, as is done with other executive officers, the Committee exercises its discretion at the end of the fiscal year to determine the amount of Mr. Ulrich’s recommended personal performance bonus.

In applying this discretion, Mr. Ulrich is separately evaluated in his roles as Chairman of the Board and as CEO. A variety of factors are used to evaluate Mr. Ulrich’s performance as CEO, including company performance, control of the business, community relations, community involvement, management succession planning, strategic planning, business development, organizational development and formulation and delivery of major corporate policies. In his role as Chairman of the Board, Mr. Ulrich is evaluated on his ability to chair effective meetings of the Board of Directors and the Executive Committee of the Board of Directors, keep the Board fully informed of Target’s condition, develop sound corporate governance policies and work with the directors to effectively use their talents to Target’s best strategic advantage.

The independent members of the Executive Committee of the Board of Directors reviews Mr. Ulrich’s personal performance and the Committee’s recommended discretionary bonus. Although this review and the resulting discretionary bonus is subjective in nature, the Committee believes the amount of the discretionary bonus is highly performance based, as it takes into account the qualitative factors that are critical to success as Chairman of the Board and CEO.

For fiscal 2005, Mr. Ulrich’s total bonus was $6.5 million, consisting of $3.7 million that was based on the objective financial performance measures of the STIP, and $2.8 million of which was a personal performance bonus based on the review process described above.

The Committee also reviewed Mr. Ulrich’s retirement benefits, and noted that Mr. Ulrich’s reportable earnings on deferred compensation reflect the significant amount of compensation Mr. Ulrich has chosen to defer into the plans and the underlying performance of the investment choices made by Mr. Ulrich. Mr. Ulrich has been eligible to participate in these deferred compensation plans since their inception. Other executive officers have also chosen to defer compensation into these plans. Deferring current compensation into the plans, which represent general unsecured obligations of Target, is a risk the participating executive officers have willingly undertaken. The plans are designed to compensate participants for deferring compensation into unsecured plans by paying an additional return as determined by the terms of the plans.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code prohibits Target from deducting as compensation expense amounts exceeding $1,000,000 a year paid to the CEO and the other named executive officers unless the payment of such compensation is based on pre-established, objective performance measures approved by the shareholders. Compensation that is earned in a fiscal year (and thus reported in the summary compensation table in this proxy statement) but voluntarily deferred by the executive under Target’s deferred compensation plan is not subject to Section 162(m) until the year paid. A significant part of Target’s executive compensation will meet the requirements for deductibility under the Section 162(m) rules. A portion of such compensation, however, will continue to be based on critical, subjective measures that may cause certain compensation not to be deductible. The Committee retains the ability to evaluate the performance of executive officers on vital subjective performance measures.

COMPENSATION COMMITTEE

James A. Johnson, Chair
Calvin Darden
Stephen W. Sanger
Warren R. Staley(1)
George W. Tamke(1)
Solomon D. Trujillo

(1)   Mr. Staley was added to the Compensation Committee on January 29, 2006, and Mr. Tamke was rotated off the Compensation Committee on the same date. Both participated in compensation decisions with respect to fiscal 2005.

ITEM TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm for Target and its subsidiaries for the fiscal year ending February 3, 2007. We have retained Ernst & Young LLP in this capacity since 1931.

A representative from Ernst & Young LLP will be at the Annual Meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to questions during the meeting.

Audit and Non-audit Fees

The following table presents fees for professional services performed by Ernst & Young LLP for the annual audit of our consolidated financial statements for fiscal 2004 and 2005, the review of our interim consolidated financial statements for each quarter in fiscal 2004 and 2005 and for audit-related, tax and all other services performed in fiscal 2004 and 2005:

	Fiscal Year Ended January 28, 2006	Fiscal Year Ended January 29, 2005
Audit Fees(1)	$3,400,000	$2,400,000
Audit-Related Fees(2)	200,000	1,000,000
Tax Fees(3)	200,000	400,000
All Other Fees	0	0
Total	$3,800,000	$3,800,000

(1)          Includes annual audit of consolidated financial statements, accounting consultation, Sarbanes-Oxley Section 404 attestation services, and comfort letters, agreed upon procedures and consents for securities offerings.

(2)          Includes benefit plan audits and audits of Marshall Field’s and Mervyn’s in connection with the disposition of those business units in 2004.

(3)          Includes Form 5500s and tax compliance services.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee pre-approved all of the audit and permissible non-audit services performed by Ernst & Young during fiscal 2004 and 2005.

THE AUDIT COMMITTEE RECOMMENDS THAT THE SHAREHOLDERS OF TARGET VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Target’s financial reporting process. Management has primary responsibility for our consolidated financial statements and reporting process, including our systems of internal controls. Target’s independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. A copy of the Audit Committee Position Description, which has been adopted by our Board of Directors and further describes the role of the Audit Committee in overseeing our financial reporting process, is available online at www.target.com (click on “Investors,” “Corporate Governance” and “Board Committees”).

In performing its functions, the Audit Committee:

•       Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations and their evaluations of Target’s internal controls;

•       Reviewed and discussed with management the audited financial statements included in our Annual Report;

•       Discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as modified and supplemented; and

•       Received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), as modified and supplemented, and discussed with them matters relating to their independence.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Position Description, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, for filing with the SEC.

AUDIT COMMITTEE

Roxanne S. Austin, Chair
Richard M. Kovacevich
Anne M. Mulcahy
George W. Tamke

ITEM THREE—SHAREHOLDER PROPOSAL TO REQUIRE DISCLOSURE OF POLITICAL CONTRIBUTIONS

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 12th Floor, City Hall, 414 East 12th Street, Kansas City, Missouri 64106, which held 100 shares of common stock on December 6, 2005 (“the Proponent”), intends to submit the following resolution to shareholders for approval at the 2006 annual meeting:

Resolution

Resolved, that the shareholders of Target Corporation (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

(1)         Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

(2)         Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(l)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(I)(B) of the Internal Revenue Code. The report shall include the following:

a.                  An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.                 The general business rationale for the Company’s political contributions and expenditures; and

c.                  Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

Supporting Statement

As long-term shareholders of the Company, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Absent a system of accountability, we believe that corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. For example, a review of California political records reveals the Company contributed $100,000 in 2005 to groups created to support referenda sponsored by Gov. Arnold Schwarzenegger, all of which were either withdrawn or defeated, to eliminate defined benefit plans for public employees, weaken teacher tenure, cap state spending, replace legislators with judges for state reapportionment, and limit political contributions by public employee unions*. In 2004, according to PoliticalMoneyLine, the Company donated $102,500 to independent political committees, also known as 527s.**

*                    California Secretary of State, Campaign Finance, http://cal-access.ss.ca.gov/Campaign/Committees/Detail.aspx?id=1012724&session=2005&view=contributions

**             PoliticalMoneyLine, http://www.fecinfo.com

We question whether these contributions were in the best interests of shareholders and are concerned what Company guidelines or policies justified it.

We believe that complete disclosure by the company is necessary for the Board and its shareholders to be able to fully evaluate the political use of corporate assets. We are concerned that there is currently no single source of information that provides all of the information sought by this resolution. That is why we urge your support for this critical governance reform.

Position of the Board of Directors

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of Target or our shareholders.

We are already required to comply with numerous federal, state and local laws and regulations governing the permissibility and reporting of political contributions. If adopted, this proposal would impose additional costs and administrative burdens on us without conferring a commensurate benefit on the shareholders.

Under applicable law, we cannot make corporate contributions to federal candidates. We are able to make contributions to state and local candidates or initiatives where permitted by law. The Board believes it is in the best interest of our shareholders to support the legislative process by contributing prudently to state and local candidates and political organizations when such contributions are consistent with our business objectives and are permitted by federal, state and local laws. These activities are reported regularly to and overseen by our senior management and the Corporate Responsibility Committee of the Board.

The Board believes that these political activities are important efforts that should not be hindered by special disclosure rules in addition to those required by federal, state and local regulatory authorities. We further believe that much of the requested disclosure is already publicly available, as is demonstrated by the Proponent’s reference to figures on political contributions previously made by Target. As such, we do not believe that posting this information on our website would either provide shareholders with additional meaningful information or be a productive use of our resources.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE SHAREHOLDER PROPOSAL TO REQUIRE DISCLOSURE OF POLITICAL CONTRIBUTIONS.

ADDITIONAL INFORMATION

Corporate Governance

We have been active in supporting good corporate governance practices for decades. Many of the practices and policies that guide us today were initiated more than 50 years ago by the Dayton brothers during their tenure as our leaders. Our strong beliefs about the elements that constitute good governance—including an independent board that is highly accountable to our shareholders and an emphasis on communication—have been maintained and built upon year after year by our directors and senior officers. We believe that our practices reflect an effective corporate governance structure that allows the Board and management to pursue our strategic objectives and ensure our long-term vitality for the benefit of all shareholders.

Our long-standing corporate governance practices include the following:

•       A preponderance of the Board must consist of independent directors. With respect to members of our management, only top corporate management who have potential to be Chief Executive Officer should serve on the Board. Currently, only one of our employees, our Chief Executive Officer, is a director of Target.

•       All Board committees, except the Executive Committee, are composed entirely of independent directors.

•       The full Board annually reviews its performance and takes steps to improve its performance.

•       Non-management directors have 15-year term limits. Directors must retire at age 68 and must submit a resignation for consideration by the Board upon any substantial change in principal employment.

From time to time we may revise our corporate governance policies in response to changing regulatory requirements and evolving best practices. A complete copy of our Corporate Governance Guidelines is available online at www.target.com (click on “Investors,” “Corporate Governance” and “Governance Guidelines”).

Business Ethics and Conduct

We are committed to conducting business lawfully and ethically. All of our employees, including our Chief Executive Officer and senior financial officers, are required to act at all times with honesty and integrity. Our Business Conduct Guide covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets, employment policies, confidentiality, vendor standards and intellectual property, and requires strict adherence to all laws and regulations applicable to our business. Our Business Conduct Guide also describes the means by which any employee can provide an anonymous report of an actual or apparent violation of our Business Conduct Guide.

The full text of our Business Conduct Guide is available online at www.target.com (click on “Investors,” “Corporate Governance” and “Business Conduct Guide”). We intend to disclose any future amendments to, or waivers from, any provision of our Business Conduct Guide involving our principal executive officer, principal financial officer, principal accounting officer, controller or other persons performing similar functions on our web site within five business days following the date of any such amendment or waiver.

Vendor Standards and Compliance

To ensure that the products we carry in our stores are made legally and ethically, we require our vendors to abide by certain standards. Copies of those standards and a report relating to vendor compliance with those standards are available upon request from our Corporate Secretary and online at www.target.com (click on “About Target” and “Vendor Compliance” or click on “Investors,” “Corporate Governance” and “Corporate Responsibility Report”).

Commitment to Diversity

We believe that attracting and retaining an employee population reflecting the diversity of our guests and communities we serve is an important goal and will provide a competitive advantage. We are an equal opportunity employer and we communicate to our employees information regarding equal employment opportunities. We also encourage the use of minority and women-owned contractors and service providers and we support the efforts of our employees, suppliers and vendors to adhere to these principles of corporate responsibility.

We provide detailed statistical information on equal employment opportunity to the federal government as required by law. Information regarding our diversity programs and diverse employee population are available upon request from our Corporate Secretary or online at www.target.com (click on “Investors,” “Corporate Governance” and “Corporate Responsibility Report”).

For the benefit of hearing impaired persons, a sign language interpreter will be present at our 2006 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

The SEC rules require disclosure of those directors, officers and beneficial owners of more than 10% of our common stock who fail to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year. Based solely on review of reports furnished to us and written representations that no other reports were required during the fiscal year ended January 28, 2006, all Section 16(a) filing requirements were met.

Shareholder Proposals

Shareholder proposals (other than director nominations) for consideration at our 2007 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our By-Laws. To be timely under Rule 14a-8, they must be received by our Corporate Secretary by December 12, 2006 in order to be included in the Proxy Statement. Under Target’s By-Laws, as amended, if a shareholder plans to propose an item of business to be considered at any annual meeting of shareholders, that shareholder is required to give notice of such proposal to our Corporate Secretary at least 90 days prior to the anniversary of the most recent annual meeting, or by February 16, 2007 for our 2007 Annual Meeting, and to comply with certain other requirements. The proposals also must comply with all applicable statutes and regulations.

Under Target’s Restated Articles of Incorporation, as amended, if a shareholder plans to nominate a person as a director at a meeting, the shareholder is required to place a proposed director’s name in nomination by written request received by our Corporate Secretary at least 60 days prior to an annual or special meeting, together with the written consent of such person to serve as a director.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our Investor Relations representative by e-mail at investorrelations@target.com, by mail to the address listed on the cover of this Proxy Statement, Attention: Investor Relations, or by telephone at (612) 761-6736.

If you participate in householding and would like to receive a separate copy of our 2005 Annual Report or this Proxy Statement, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.

www.target.com

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Target Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Target Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy through the Internet or by telephone, you do NOT need to mail back your card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:	TARGT1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TARGET CORPORATION

1. Election of Directors				For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line below.
				All	All	Except
01) Richard M. Kovacevich
02) George W. Tamke
03) Solomon D. Trujillo				☐	☐	☐
04) Robert J. Ulrich

	For	Against	Abstain

2. Company proposal to ratify the appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm.	☐	☐	☐	4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

	For	Against	Abstain

3. Shareholder proposal regarding political contributions.	☐	☐	☐

If you are a registered or beneficial shareholder, consenting to receive all future annual meeting materials electronically is simple and fast! Enroll today at www.icsdelivery.com/target for secure online access to your proxy materials.

For comments please check this box and write them on the other side of this card.			☐				Yes	No

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your full title. Joint owners should each sign personally. Please sign, date and return the proxy card promptly using the enclosed envelope.

				Mark here if you would like your voting instructions to be confidential pursuant to the Target Corporation Policy on Confidential Voting described in the 2006 Proxy Statement.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

IF YOU PLAN ON ATTENDING THE ANNUAL MEETING, YOU MUST REQUEST AN ADMISSION TICKET ON OR BEFORE MAY 8, 2006. PLEASE SEE PAGE 1 OF THE PROXY STATEMENT FOR INSTRUCTIONS ON REQUESTING A TICKET.

As a Registered Shareholder, you can access this Target Corporation account online via:
http://www.melloninvestor.com

Mellon Investor Services LLC, Transfer Agent for Target Corporation, now makes it easy and convenient to get current information on this shareholder account.

• View account status • View certificate history • View book-entry information • View payment history for dividends	• Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

For Technical Information Call 1-877-978-7778 Monday-Friday between 9 a.m.-7 p.m. Eastern Daylight Time

FOLD AND DETACH HERE	FOLD AND DETACH HERE

Proxy Solicited on Behalf of the Board of Directors for the May 17, 2006 Annual Meeting of Shareholders
YOUR VOTE IS IMPORTANT Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet voting and telephone voting deadlines are 11:59 p.m. Eastern Daylight Time on:

•   May 16, 2006 for all shareholders except participants in the Target Corporation 401(k) Plan; and

•   May 14, 2006 for participants in the Target Corporation 401(k) plan.

Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

Robert J. Ulrich, Douglas A. Scovanner and Timothy R. Baer, and each of them, are hereby appointed proxies, with power of substitution to each, to represent and to vote as designated below and on the reverse side hereof, all shares of capital stock of Target Corporation, a Minnesota corporation, held by the undersigned at the Annual Meeting of Shareholders to be held on May 17, 2006, and at any adjournment thereof. This Proxy will be voted as directed, but if no direction is given it will be voted FOR proposals set forth in items 1 and 2 and AGAINST item 3. The proxies cannot vote these shares unless you vote by telephone or the Internet or unless you sign this card on the reverse side and return it.

For participants in the Target Corporation 401(k) Plan, this proxy card will constitute voting instructions to the Trustee under this Plan. As a participant in this Plan, the undersigned understands that, in accordance with the terms of the Plan, these instructions shall be held in the strictest confidence by the Trustee and shall not be divulged or released to any person, including officers or employees of the Corporation. These instructions will be followed as directed, but if a signed proxy card is returned but no direction is given, the Trustee is instructed to vote FOR proposals set forth in items 1 and 2 and AGAINST item 3. Shares held in the Plan for which no voting instructions are received by the Trustee will be voted in the same proportion as votes actually cast by Plan participants. Instruction cards received by the Trustee after May 14, 2006, will not be counted.

Comments:

(If you noted any comments above, please mark corresponding box on the reverse side.)